UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 23, 2004

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-30741	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Resignation of Director

As previously disclosed in the registrant’s Proxy Statement filed with the Securities and Exchange Commission on September 20, 2004 for the Annual Meeting of Stockholders to be held on October 8, 2004, Occam Networks, Inc. is filing this Current Report on Form 8-K to report that Tom Frederick has resigned from the registrant’s board of directors effective September 17, 2004.

(d) Election of Directors

This Current Report on Form 8-K is also being filed to report that at a board of directors meeting held on September 17, 2004, two additional director nominees were elected to the registrant’s board of directors: Mr. Robert E. Bylin and Mr. Thomas E. Pardun. Mr. Bylin was nominated to be a member of the board of directors by Robert L. Howard-Anderson, a current director and the Chief Executive Officer of the registrant. Mr. Pardun was nominated to be a member of the board of directors by Steven M. Krausz, the registrant’s Chairman of the Board. By a unanimous vote of the board of directors, both nominees were elected to the board. Mr. Bylin was also named to serve as chairman of the registrant’s audit committee.

Mr. Bylin and Mr. Pardun are nominees for election to the board of directors at the Annual Meeting of Stockholders to be held on October 8, 2004. If elected, both of these directors have agreed to serve on the registrant’s board of directors until the expiration of the term for which they are elected or until their successors are duly elected and qualified.

In connection with their being appointed directors, the registrant granted each of Mr. Bylin and Mr. Pardun a non-qualified stock option of 450,000 shares of common stock at an exercise price per share of $0.09, vesting 50% on the six-month anniversary of the grant date and 50% on the one-year anniversary of the grant date. Thereafter, each of them will receive an additional non-qualified stock option of 25,000 shares of common stock for every year of service on the board of directors after the first year. Such grant will be given on the anniversary date of their first stock option grant. Each of them will also receive $4,000 per quarter for service on the registrant’s board of directors, $1,000 per meeting and $250.00 per ad hoc telephonic meeting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Howard M. Bailey
Howard M. Bailey Chief Financial Officer

Date: September 23, 2004

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